EXHIBIT 10.18

January 15th, 2010

Rachel Hauser
301 Yamato Road, Suite 3155
Boca Raton, FL 33431

Gentlemen:

Reference is hereby made to the employment agreement, dated December 10, 2008 (the "Employment Agreement"), by and between Rachel Hauser (the "Executive") and Medeflle International, Inc. (the "Company").

The Company and the Executive hereby agree to cancel the Employment Agreement. There are no disputes between the two parties and the action taken is directly related to the current lack of business. As business picks up, the Company shall retain the services of Rachel Hauser based on the circumstances at the time and compensation reflected by the duties and business at that time.

This letter agreement may be executed in counterparts,

Very truly yours,

Milton Hauser, Director

Michael Delia, Director

AGREED AND ACCEPTED:

MEDEFILE INTERNATIONAL, INC

By:
Rachel Hauser